Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS RECORD FIRST QUARTER

RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.125

Selected Highlights

•	Higher pulp sales realizations contributed to record Operating EBITDA* of $99.4 million in the first quarter of 2018; and

•

After giving effect to costs of $28.5 million ($0.44 per basic and $0.43 per diluted share) relating to the redemption of senior notes and a NAFTA legal cost award, net income was $25.6 million ($0.39 per share).

NEW YORK, NY, May 3, 2018 - Mercer International Inc. (Nasdaq: MERC, TSX: MERC.U) today reported strong results for the first quarter ended March 31, 2018. Operating EBITDA* in the current quarter increased by 64% to a record $99.4 million from $60.6 million in the first quarter of 2017 and by 11% from $89.5 million in the fourth quarter of 2017.

For the first quarter of 2018, after giving effect to costs of $28.5 million, or $0.44 per basic and $0.43 per diluted share, for the redemption of senior notes and a NAFTA legal cost award, net income was $25.6 million, or $0.39 per share, compared to $9.7 million, or $0.15 per share, for the first quarter of 2017, after giving effect to costs of $10.7 million (or $0.17 per basic and $0.16 per diluted share), for the redemption of senior notes, and $41.7 million, or $0.64 per share, in the fourth quarter of 2017.

Summary Financial Highlights

	Q1		Q4	Q1
	2018		2017	2017
	(in millions, except per share amounts)
Pulp segment revenues	$314.2		$290.7	$242.8
Wood products segment revenues	53.7		47.0

Total revenues	$367.9		$337.7	$242.8
Pulp segment operating income	$74.1		$66.9	$42.4
Wood products segment operating income	3.0		2.5
Corporate and other operating loss	(1.0)		(2.7)	(1.0)

Total operating income	$76.0		$66.7	$41.3
Pulp segment depreciation and amortization	$21.5		$21.2	$19.1
Wood products segment depreciation and amortization	1.7		1.5
Corporate and other depreciation and amortization	0.1		0.1	0.1

Total depreciation and amortization	$23.3		$22.8	$19.2
Operating EBITDA*	$99.4		$89.5	$60.6
Loss on settlement of debt	$21.5	(1)	$—	$10.7	(2)
Legal cost award	$7.0		$—	$—
Provision for income taxes	$9.6		$11.6	$7.5
Net income	$25.6		$41.7	$9.7
Net income per common share
Basic and diluted	$0.39		$0.64	$0.15
Common shares outstanding at period end	65.2		65.0	65.0

(1)	Redemption of 7.75% senior notes due 2022 (the “2022 Senior Notes”).
(2)	Redemption of 7.00% senior notes due 2019.

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Mr. David M. Gandossi, the Chief Executive Officer, stated: “We are pleased with our performance and results for the first quarter of 2018 as:

•	we generated record Operating EBITDA of $99.4 million in the current quarter;

•

in 2018 we continued realizing on identified fiber synergies between the Friesau Facility and our German pulp mills. In the first quarter of 2018, including fiber, we estimate we have realized approximately $3.5 million of synergy savings; and

•	our pulp mills had solid production in the current quarter, with no scheduled maintenance downtime.

At the end of the first quarter of 2018, pulp list prices were approximately $1,130, $910 and $1,260 per ADMT in Europe, China and North America, respectively. List prices increased due to continued steady demand, producer downtime, low paper producer inventories and lower levels of recycled fiber availability in China due to recent import restrictions.

Currently, the NBSK pulp market is generally balanced with world producer inventories at about 31 days’ supply. We continue to believe that the approximately half a million ADMTs of incremental NBSK pulp capacity expected to come online in mid-2018 will not have a material negative impact on the market in the near term as a result of continued steady demand growth, scheduled producer downtime and declining recovered or waste paper availability in China.”

Mr. Gandossi continued: “Lumber markets remained strong in Europe and the U.S. in the first quarter, with prices steady and near multi-year highs. We currently expect lumber markets to remain steady in the near term.

In the second quarter of 2018 we have an aggregate of 26 days of scheduled annual maintenance downtime (which will reduce production by approximately 40,800 ADMTs) at our pulp mills, of which 14 days are at our Celgar mill and 12 days are at our Stendal mill. Additionally, one of the two turbines at our Stendal mill will be offline for service for approximately three months commencing in the second quarter and into the third quarter of 2018.”

Quarterly Dividend

A quarterly dividend of $0.125 per share will be paid on July 6, 2018 to all shareholders of record on June 27, 2018. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Summary Operating Highlights

	Q1	Q4	Q1
	2018	2017	2017
Pulp Segment
Pulp production (‘000 ADMTs)	364.5	382.5	373.8
Pulp sales (‘000 ADMTs)	367.1	367.4	375.1
Average NBSK pulp list prices in Europe ($/ADMT)(1)	1,097	997	823
Average NBSK pulp list prices in China ($/ADMT)(1)	910	863	645
Average NBSK pulp list prices in North America ($/ADMT)(1)	1,233	1,183	1,033
Average pulp sales realizations ($/ADMT)(2)	783	716	584
Energy production (‘000 MWh)	438.0	469.8	472.2
Surplus energy sales (‘000 MWh)	175.7	201.2	202.7
Average energy sales realizations ($/MWh)	107	102	91
Wood Products Segment
Lumber production (million board feet)	102.7	104.2
Lumber sales (million board feet)	115.1	97.9
Average lumber sales realizations ($/Mfbm)	418	416
Energy production (‘000 MWh)	20.6	25.2
Surplus energy sales (‘000 MWh)	20.6	25.2
Average energy sales realizations ($/MWh)	135	123
Average Spot Currency Exchange Rates
$/ €(3)	1.2289	1.1778	1.0661
$ / C$(3)	0.7904	0.7866	0.7555

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Consolidated - Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Total revenues for the three months ended March 31, 2018 increased by approximately 52% to $367.9 million from $242.8 million in the same quarter of 2017 primarily due to a 34% increase in pulp sales realizations and the inclusion of $53.7 million of wood products segment revenues.

Costs and expenses in the current quarter increased by approximately 45% to $291.9 million from $201.4 million in the first quarter of 2017 primarily due to the inclusion of costs and expenses from our wood products segment, the negative impact of a weaker dollar on our euro denominated costs and expenses and higher per unit fiber costs.

Selling, general and administrative expenses increased to $14.4 million in the first quarter of 2018 from $9.7 million in the same quarter of 2017 primarily due to the inclusion of the wood products segment.

In the first quarter of 2018, our operating income increased by approximately 84% to $76.0 million from $41.3 million in the same quarter of 2017 primarily due to higher pulp sales realizations and the inclusion of our wood products segment partially offset by the negative impact of a weaker dollar on our euro denominated costs and expenses and higher per unit fiber costs.

In the fourth quarter of 2017, we issued $300.0 million of 5.50% senior notes due 2026. In the current quarter we utilized the proceeds, together with cash on hand, to redeem $300.0 million of our 7.75% senior notes due 2022 at a cost, including premium, of $317.4 million and recorded a loss on such redemption of $21.5 million (being $0.33 per share).

Interest expense in the current quarter decreased to $12.1 million from $13.9 million in the same quarter of 2017 primarily as a result of a lower interest rate on our outstanding senior notes.

In the first quarter of 2018, we recognized an expense of $7.0 million, or $0.11 per share, in connection with the legal cost award made by the tribunal in our claim against the Government of Canada under NAFTA.

During the first quarter of 2018, income tax expense increased to $9.6 million from $7.5 million in the same quarter of 2017 due to higher taxable income for our German mills.

For the first quarter of 2018, after giving effect to costs of $28.5 million, or $0.44 per basic and $0.43 per diluted share, for the redemption of senior notes and a NAFTA legal cost award, net income increased to $25.6 million, or $0.39 per share, from $9.7 million, or $0.15 per share, after giving effect to costs of $10.7 million, or $0.17 per basic and $0.16 per diluted share, for the redemption of senior notes in the same quarter of 2017.

In the first quarter of 2018, Operating EBITDA increased by approximately 64% to $99.4 million from $60.6 million in the same quarter of 2017 primarily due to higher pulp sales realizations partially offset by the negative impact of a weaker dollar relative to the euro and higher per unit fiber costs.

Operating Results by Business Segment

None of the income or loss items following operating income in our Interim Consolidated Statement of Operations are allocated to our segments, since those items are reviewed separately by management.

Pulp Segment - Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Selected Financial Information

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Pulp revenues	$290,551	$220,812
Energy and chemical revenues	$23,684	$21,972
Depreciation and amortization	$21,523	$19,116
Operating income	$74,054	$42,360

Pulp revenues in the first quarter of 2018 increased by approximately 32% to $290.6 million from $220.8 million in the same quarter of 2017 due to higher sales realizations partially offset by lower sales volumes.

Energy and chemical revenues increased by approximately 8% to $23.7 million in the first quarter of 2018 from $22.0 million in the same quarter of 2017 due to the positive impact of a weaker dollar on our euro denominated revenues partially offset by lower energy sales volumes.

Pulp production decreased by approximately 2% to 364,486 ADMTs in the current quarter from 373,765 ADMTs in the same quarter of 2017 due to minor maintenance activities at the Stendal mill. We did not have any scheduled maintenance downtime in either the first quarter of 2018 or 2017.

Pulp sales volumes decreased by approximately 2% to 367,074 ADMTs in the current quarter from 375,104 ADMTs in the same quarter of 2017 primarily due to slightly lower production.

In the current quarter of 2018, list prices for NBSK pulp in Europe and China increased from the same quarter of 2017 and the prior quarter, largely as a result of overall steady demand. Average list prices for NBSK pulp in Europe were approximately $1,097 per ADMT in the first quarter of 2018 compared to approximately $823 per ADMT in the same quarter of 2017 and $997 in the last quarter of 2017. Average list prices for NBSK pulp in China and North America were approximately $910 per ADMT and $1,233 per ADMT, respectively, in the current quarter compared to approximately $645 per ADMT and $1,033 per ADMT, respectively, in the same quarter of 2017 and $863 per ADMT and $1,183 per ADMT, respectively, in the last quarter of 2017. NBSK pulp prices are cyclical and are at or near record highs.

Average pulp sales realizations increased by 34% to $783 per ADMT in the first quarter of 2018 from approximately $584 per ADMT in the same quarter of 2017 and by approximately 9% from $716 per ADMT in the last quarter of 2017 primarily due to higher list prices.

Compared to the same quarter of the prior year the dollar was weaker against the euro and Canadian dollar which increased the dollar cost of our euro and Canadian dollar costs and expenses and contributed to a negative foreign exchange impact on operating income of approximately $20.7 million when compared to the same quarter of the prior year.

Costs and expenses for our pulp segment in the current quarter increased by approximately 20% to $240.5 million from $200.4 million in the first quarter of 2017 primarily due to the negative impact of a weaker dollar on our euro denominated costs and expenses and higher per unit fiber costs.

On average, in the current quarter overall per unit fiber costs increased by approximately 28% from the same quarter of 2017 primarily as a result of the negative impact of a weaker dollar on our euro and Canadian dollar denominated fiber costs, weather related increased demand from Scandinavian pulp mills and lower harvesting activities in our mills’ fiber supply areas. Harvesting activities in Germany and British Columbia were impacted by short interruptions resulting from unseasonably wet winter conditions. Additionally, there was reduced pulp log availability in British Columbia as sawmills focused harvesting activities on rebuilding sawlog inventories that were impacted by the summer wild fires. We expect a moderate decline in per unit fiber costs in the second quarter of 2018 as a result of improved harvesting conditions. In the current quarter, per unit fiber costs in Germany and for our Celgar mill were up approximately 11% and 15%, respectively, from the last quarter of 2017.

Transportation costs for our pulp segment increased by approximately 14% to $19.9 million in the current quarter from $17.4 million in the same quarter of 2017 primarily due to the negative impact of a weaker dollar on our euro and Canadian dollar denominated transportation costs.

In the first quarter of 2018, pulp segment operating income increased by approximately 75% to $74.1 million from $42.4 million in the same quarter of 2017 primarily due to higher pulp sales realizations partially offset by the negative impact of a weaker dollar relative to the euro and higher per unit fiber costs.

Wood Products Segment - Three Months Ended March 31, 2018

Selected Financial Information

Three Months Ended March 31, 2018
(in thousands)
Lumber revenues	$48,168
Energy revenues	$2,781
Wood residual revenues	$2,719
Depreciation and amortization	$1,686
Operating income	$2,982

In the first quarter of 2018, lumber revenues were $48.2 million, of which approximately 27% of sales volumes were in the U.S. market and substantially all remaining sales were in Europe. European and U.S. lumber markets were generally strong with prices steady and near multi-year highs.

We produced 102.7 million board feet of lumber in the first quarter of 2018. Lumber sales volumes were 115.1 million board feet.

Average lumber sales realizations in the first quarter of 2018 were $418 per Mfbm compared to $416 per Mfbm in the prior quarter.

In the first quarter of 2018, energy and other by-product revenues were approximately $5.5 million.

Our fiber costs were approximately 80% of our cash production costs. Unseasonably wet winter weather conditions in Germany resulted in lower harvesting activities and high fiber costs in the current quarter. As harvesting activities increase we expect modestly lower fiber costs in the second quarter of 2018.

In the first quarter of 2018, operating depreciation and amortization for our wood products segment was $1.7 million.

In the first quarter of 2018, our wood products segment operating income was approximately $3.0 million.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Three Months Ended March 31,
	2018		2017
	(in thousands)
Net cash from operating activities	$76,377		$53,385
Net cash used in investing activities	(16,351)		(8,404)
Net cash from (used in) financing activities	(307,733	)(1)	1,570
Effect of exchange rate changes on cash, cash equivalents and restricted cash	535		518

Net increase (decrease) in cash, cash equivalents and restricted cash	$(247,172)		$47,069

(1)	Includes cash used for the redemption of 2022 Senior Notes of $317.4 million.

The following table is a summary of selected financial information as at the dates indicated:

	March 31,	December 31,
	2018	2017
	(in thousands)
Financial Position
Cash and cash equivalents	$213,566	$143,299	(1)
Working capital	$476,151	$421,873
Total assets	$1,507,180	$1,407,271	(1)
Long-term liabilities	$771,195	$743,578
Total equity	$584,494	$550,666

(1)	Excludes restricted cash of $317.4 million held to redeem $300.0 million of 2022 Senior Notes on January 5, 2018.

As at March 31, 2018, we had approximately $180.5 million available under our revolving credit facilities.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for May 4, 2018 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m6/p/bmj7gtng or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 1.5 million tonnes of NBSK pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenues	$367,903	$242,784
Costs and expenses
Operating costs, excluding depreciation and amortization	254,285	172,596
Operating depreciation and amortization	23,209	19,116
Selling, general and administrative expenses	14,361	9,726

Operating income	76,048	41,346

Other income (expenses)
Interest expense	(12,115)	(13,879)
Loss on settlement of debt	(21,515)	(10,696)
Legal cost award	(6,951)	—
Other income (expenses)	(237)	436

Total other expenses	(40,818)	(24,139)

Income before provision for income taxes	35,230	17,207
Provision for income taxes	(9,581)	(7,481)

Net income	$25,649	$9,726

Net income per common share
Basic and diluted	$0.39	$0.15
Dividends declared per common share	$0.125	$0.115

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$213,566	$143,299
Restricted cash to redeem senior notes	—	317,439
Accounts receivable	212,845	206,027
Inventories	185,469	176,601
Prepaid expenses and other	15,762	8,973

Total current assets	627,642	852,339
Property, plant and equipment, net	851,622	844,848
Intangible and other assets	26,025	26,147
Deferred income tax	1,891	1,376

Total assets	$1,507,180	$1,724,710

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$150,532	$133,557
Pension and other post-retirement benefit obligations	959	985
Senior notes to be redeemed with restricted cash	—	295,924

Total current liabilities	151,491	430,466
Debt	684,335	662,997
Pension and other post-retirement benefit obligations	21,324	21,156
Capital leases and other	27,434	27,464
Deferred income tax	38,102	31,961

Total liabilities	922,686	1,174,044

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,171,000 issued and outstanding (2017 – 65,017,000)	65,127	64,974
Additional paid-in capital	338,735	338,695
Retained earnings	223,501	205,998
Accumulated other comprehensive loss	(42,869)	(59,001)

Total shareholders’ equity	584,494	550,666

Total liabilities and shareholders’ equity	$1,507,180	$1,724,710

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from (used in) operating activities
Net income	$25,649	$9,726
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	23,319	19,221
Deferred income tax provision	4,812	4,209
Loss on settlement of debt	21,515	10,696
Defined benefit pension plan and other post-retirement benefit plan expense	439	526
Stock compensation expense	193	(161)
Other	820	678
Defined benefit pension plan and other post-retirement benefit plan contributions	(45)	(532)
Changes in working capital
Accounts receivable	(5,132)	(6,288)
Inventories	(6,822)	9,425
Accounts payable and accrued expenses	18,027	6,881
Other	(6,398)	(996)

Net cash from (used in) operating activities	76,377	53,385

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(16,184)	(8,164)
Purchase of intangible assets	(167)	(240)

Net cash from (used in) investing activities	(16,351)	(8,404)

Cash flows from (used in) financing activities
Redemption of senior notes	(317,439)	(234,945)
Proceeds from issuance of notes	—	250,000
Proceeds from revolving credit facilities, net	20,071	—
Dividend payments	(8,127)	(7,440)
Payment of debt issuance costs	(1,390)	(5,124)
Other	(848)	(921)

Net cash from (used in) financing activities	(307,733)	1,570

Effect of exchange rate changes on cash, cash equivalents and restricted cash	535	518

Net increase (decrease) in cash, cash equivalents and restricted cash	(247,172)	47,069
Cash, cash equivalents and restricted cash, beginning of period	460,738	140,896

Cash, cash equivalents and restricted cash, end of period	$213,566	$187,965

Supplemental cash flow disclosure
Cash paid for interest	$3,147	$4,456
Cash paid for income taxes	$1,478	$2,527

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of U.S. dollars)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q1	Q4	Q1
	2018	2017	2017
	(in thousands)
Net income	$25,649	$41,718	$9,726
Provision for income taxes	9,581	11,555	7,481
Interest expense	12,115	14,084	13,879
Loss on settlement of debt	21,515	—	10,696
Legal cost award	6,951	—	—
Other (income) expenses	237	(674)	(436)

Operating income	76,048	66,683	41,346
Add: Depreciation and amortization	23,319	22,775	19,221

Operating EBITDA	$99,367	$89,458	$60,567

(4)

#    #    #